Exhibit 99.2

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400

Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400

Leigh Parrish/Caren Barbara FD (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES ACQUISITION OF TWO TIRE STORE CHAINS
~Acquisitions Expand Tire Store Footprint to Philadelphia and Northern Virginia~
~Acquisitions Will Add 19 Stores and $22 Million in Annual Sales~
     ROCHESTER, N.Y. — July 26, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it is has completed the asset acquisition of Valley Forge Tire & Auto Centers (“Valley Forge”). Additionally, Monro has signed a definitive asset purchase agreement with Craven Tire & Auto (“Craven”) that is expected to close by the end of July.
     The acquisitions of Valley Forge and Craven will significantly strengthen and expand Monro’s Mr. Tire brand footprint. The Valley Forge and Craven chains are located primarily in the Philadelphia, PA and Northern Virginia markets, respectively. The combined purchase price of the two chains is approximately $16.7 million which will be funded primarily through the Company’s existing line of credit. The Valley Forge and Craven chains generated combined annual net sales of approximately $22 million in 2006. Together, Valley Forge and Craven will add 19 stores to the Monro chain, all of which management intends to operate under the Mr. Tire brand name. Management expects that the acquired stores will break even in the first twelve months of operation under Monro ownership. Further, it is management’s plan to retain the store employees of the two companies.
     “We are excited about the prospect of incorporating Valley Forge and Craven into our low-cost operating model,” commented John Van Heel, Executive Vice President and Chief Administrative

Officer of Monro. “These two transactions, which together generate annual sales equal to approximately 5% of Monro’s total fiscal year 2007 sales, not only fit with our stated strategy of achieving growth through reasonably priced acquisitions, but also serve to significantly expand our tire store footprint. In particular, we are pleased to implement our two-store format strategy in the Philadelphia market where we already operate 26 service stores, as well as grow our presence in Virginia, which is a developing market for us. Further, along with operational synergies, we believe that there is significant opportunity in these stores to increase sales in the tire and maintenance service categories, which are mainstays of our business and significant drivers of store traffic.”
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 705 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.